Exhibit 99.1
CONTACTS:
Russell G. Allen, Director — Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
LANCE ANNOUNCES RESULTS FROM

ANNUAL MEETING OF STOCKHOLDERS
CHARLOTTE, N.C., APRIL 30, 2007 — Lance, Inc. (Nasdaq-GS: LNCE) today announced the results from its Annual Meeting of Stockholders held on April 26, 2007. The stockholders approved the three matters to come before the meeting.
The following nominees were elected to the Board of Directors to serve until the Annual Meeting of Stockholders in 2010:
David V. Singer
Dan C. Swander
S. Lance Van Every.
The Board of Directors is currently comprised of ten members, each of whom serves for a three year term.
The stockholders approved the adoption of the 2007 Key Employee Incentive Plan as described in the Lance, Inc. Proxy Statement.
The stockholders ratified the selection of KPMG LLP as independent public accountants for the 2007 fiscal year.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, restaurant style crackers, potato chips, tortilla chips, cookies, sugar wafers, nuts, candy and other snacks. Lance has manufacturing facilities in North Carolina, Georgia, Florida, Texas, Iowa, Massachusetts and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,500 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery stores, convenience stores, mass merchants, food service outlets and other channels.